CASTLE DENTAL CENTERS
          EXHIBIT 11.3 -- COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                                 (IN THOUSANDS)

                                                                 THREE MONTHS
                                              YEAR ENDED            ENDED
                                           DECEMBER 31, 1996    MARCH 31, 1997
                                           -----------------    --------------
PRIMARY:
Weighted average common shares
  outstanding...........................          2,000               2,332
Assumed conversion of preferred stock
  issued within one year of initial
  public offering.......................            948                 948
Shares issued for business
  acquisitions..........................            332             --
Net effect of dilutive stock options,
  convertible debt, and warrants --
  based on the treasury stock method
  using average market price............              6                   6
Shares issued in initial public
  offering..............................          2,500               2,500
Less excess shares issued in initial
  public offering.......................            (33)                (33)
                                           -----------------    --------------
Total primary shares....................          5,753               5,753
                                           =================    ==============
Pro forma net income....................        $   718            $    445
                                           =================    ==============
Pro forma net income per share..........        $  0.12            $   0.08
                                           =================    ==============
FULLY DILUTED:
Weighted average common shares
  outstanding...........................          2,000               2,332
Assumed conversion of preferred stock
  issued within one year of initial
  public offering.......................            948                 948
Shares issued for business
  acquisitions..........................            332             --
Net effect of dilutive stock options and
  warrants -- based on the treasury
  stock method using the year-end market
  price, if higher than average market
  price.................................              6                   6
Shares issued in initial public
  offering..............................          2,500               2,500
Less excess shares issued in initial
  public offering.......................            (33)                (33)
                                           -----------------    --------------
Total fully diluted shares..............          5,753               5,753
                                           =================    ==============
Pro forma net Income....................        $   718            $    445
                                           =================    ==============
Pro forma net income per share..........        $  0.12            $   0.08
                                           =================    ==============